Exhibit 11
                                                                   ----------

                        READING & BATES CORPORATION
                              AND SUBSIDIARIES
    COMPUTATION OF EARNINGS PER COMMON SHARE, PRIMARY AND FULLY DILUTED
             (in thousands except share and per share amounts)
                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                      -------------------------
                                                         1994          1993
                                                      -----------   -----------
PRIMARY EARNINGS PER SHARE:

Weighted average number of common shares outstanding   55,488,570    55,501,932
                                                      ===========   ===========
Net loss                                              $    (1,491)  $    (2,188)

  Less dividend paid on $1.625 Convertible
   Preferred Stock                                         (1,215)            -
                                                      -----------   -----------
Adjusted net loss applicable to common shares
  outstanding - assuming no dilution                  $    (2,706)  $    (2,188)
                                                      ===========   ===========
Net loss per common share - assuming no dilution      $      (.05)  $      (.04)
                                                      ===========   ===========
FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of common shares outstanding   55,488,570    55,501,932

Assume conversion of securities:
  $1.625 Convertible Preferred Stock                    8,668,010             -
  8% Senior Subordinated Convertible Debentures           743,457       703,326
  8% Convertible Subordinated Debentures                   16,661        16,661
                                                      -----------   -----------
Adjusted common shares outstanding - fully diluted     64,916,698    56,221,919
                                                      ===========   ===========

Adjusted net loss applicable to common shares
  outstanding - assuming no dilution                  $    (2,706)  $    (2,188)
Adjustments:
  Interest on 8% Senior Subordinated
    Convertible Debentures                                    636           547
  Interest on 8% Convertible Subordinated Debentures          502           472
  Dividend paid on $1.625 Convertible Preferred Stock       1,215             -
                                                      -----------   -----------
Adjusted net loss applicable to common
  shares outstanding - assuming full dilution         $      (353)  $    (1,169)
                                                      ===========   ===========
Net loss per common share - assuming full
  dilution (antidiluive)                              $      (.01)  $      (.02)
                                                      ===========   ===========